Exhibit 1.1

EXECUTION VERSION

EXCHANGE AND CONTRIBUTION AGREEMENT

THIS EXCHANGE AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of December 18, 2019, by and among: (i) Forbes Energy Services Ltd., a Delaware corporation (“Fowler”); (ii) Spieth Newco, Inc., a Delaware corporation (“Holdco”); (iii) Ascribe Capital LLC, a Delaware limited liability company (“Ascribe”); and (iv) Solace Capital Partners, L.P., a Delaware limited liability company (“Solace” and together with Ascribe, the “Investors”). Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, pursuant to that certain Agreement and Plan of Merger (as it may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), entered into as of the date hereof, by and among (i) Superior Energy Services, Inc., a Delaware corporation (“Spieth”); (ii) New NAM, Inc., a Delaware corporation (“NAM”); (iii) Fowler; (iv) Holdco; (v) Spieth Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“NAM Merger Sub”); and (vi) Fowler Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Fowler Merger Sub”), Fowler Merger Sub shall be merged with and into Fowler and the separate corporate existence of Fowler Merger Sub will cease, NAM Merger Sub shall be merged with and into NAM and the separate corporate existence of NAM Merger Sub will cease, and Fowler and NAM will continue as the surviving entities of the Mergers and shall become wholly owned subsidiaries of Holdco;

WHEREAS, on March 4, 2019, Fowler issued $51,767,900 aggregate principal amount of 5.00% Subordinated Convertible PIK Notes due June 30, 2020 under the Indenture by and between Fowler and Wilmington Trust, National Association as Trustee (the “Fowler PIK Notes”);

WHEREAS, Fowler and its Affiliates have outstanding indebtedness pursuant to the Loan and Security Agreement, dated as of April 13, 2017, by and among Fowler, Forbes Energy Services LLC, Forbes Energy International, LLC, TX Energy Services, LLC, C.C. Forbes, LLC, Cretic Energy Services, LLC, Wilmington Trust, National Association and the lenders from time to time thereto, as amended by Amendment No. 1 to Loan and Security Agreement and Pledge and Security Agreement, dated as of November 16, 2018 and Amendment No. 2 to Loan and Security Agreement, dated as of May 28, 2019 (the “Fowler Term Loan”);

WHEREAS, as of the date hereof, Ascribe and its Affiliates hold 1,286,306 shares of Fowler Common Stock, $27,971,608.00 principal amount (plus accrued interest since July 1, 2019) of the Fowler PIK Notes and $15,765,661.22 (plus accrued interest since September 30, 2019) under the Fowler Term Loan and Solace and its Affiliates hold 947,268 shares of Fowler Common Stock, $20,607,152.76 principal amount (plus accrued interest since July 1, 2019) of the Fowler PIK Notes and $14,551,890.98 (plus accrued interest since September 30, 2019) under the Fowler Term Loan;

WHEREAS, subject to the terms and conditions of this Agreement, each Investor and Fowler desire to exchange an equal amount of Fowler PIK Notes (including all accrued interest thereon) then held by (i) Ascribe and its Affiliates and (ii) Solace and its Affiliates (such notes together, the “Exchange Notes”) for such number of shares of Fowler Common Stock, which will be issued and delivered by Fowler to the Investors, that will result in the Investors and their Affiliates holding an aggregate amount of Fowler Common Stock representing, after such exchange, 51% of the voting power of the outstanding shares of Fowler Common Stock entitled to vote in respect of the matters set forth in Section

7.04 of the Merger Agreement (the “Exchange Shares”), with the Exchange Shares valued at the Fowler Reference Price (as defined below), and such exchange being effective after the satisfaction of the closing conditions set forth in Sections 8.01(e) and 8.01(f) of the Merger Agreement and at least three (3) Business Days prior to the Fowler Record Date (the “PIK Exchange Time”) (such exchange, the “Fowler PIK Exchange”);

WHEREAS, subject to the terms and conditions of this Agreement, each Investor desires to contribute to Holdco all Fowler PIK Notes (including all accrued interest thereon) then held by it as of immediately prior to the Closing (such notes together, the “Contribution Notes”), and Holdco, in consideration for the contribution of such Contribution Notes, desires to issue to the Investors the applicable number of shares of Holdco Class A Common Stock at the Holdco Reference Price (as defined below) (such shares together, the “Contribution Shares”), with such contribution and issuance being effective immediately prior to the Effective Time (such contribution, the “Fowler PIK Contribution”);

WHEREAS, subject to the terms and conditions of this Agreement, each Investor desires to contribute to Holdco all amounts owed to it pursuant to the Fowler Term Loan as of immediately prior to the Closing (such amounts together, the “Term Loan Amounts”) and Holdco, in consideration for the contribution of such Term Loan Amounts, desires to issue to the Investors the applicable number of shares of Holdco mandatory convertible preferred shares having the terms set forth on Annex A (such shares together, the “Mandatory Convertible Preferred Shares”), with such contribution and issuance being effective immediately prior to the Effective Time (such contribution, the “Fowler Term Loan Contribution”); and

WHEREAS, the parties to this Agreement intend that the Intended Tax Treatment (as defined in Recital E of the Merger Agreement) will apply.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Exchange and Contribution Transactions.

(a) Subject to the terms and conditions of this Agreement and the satisfaction of the conditions set forth in Sections 8.01(e) and 8.01(f) of the Merger Agreement, each Investor (on behalf of itself and its Affiliates) and Fowler agree to the exchange of the Exchange Notes, free and clear of all Liens, with the Exchange Shares valued at the Fowler Reference Price, such that each Investor and its Affiliates (in such allocations as specified by each Investor) receive one half of the Exchange Shares, with such exchange, and the cancellation and forgiveness of all indebtedness under such Exchange Notes being effective at the PIK Exchange Time. The “Fowler Reference Price” shall be $0.13365 per share.

(b) Subject to the terms and conditions of this Agreement and the satisfaction or waiver of the conditions set forth in Section 8.01 of the Merger Agreement, each Investor agrees (on behalf of itself and its Affiliates) to contribute the Contribution Notes free and clear of all Liens, to Holdco and Holdco agrees to issue the Contribution Shares at the Holdco Reference Price to each Investor and its Affiliates (in such allocations as specified by each Investor) pro rata to the value of the Contribution Notes contributed by such Investor and its Affiliates (in such allocations as specified by each Investor), with such contribution of all indebtedness under such Contribution Notes and issuance being effective immediately prior to the Effective Time. The “Holdco Reference Price” shall be $30.5327 per share, subject to any adjustments required to reflect any changes to the Fowler Exchange Ratio prior to the Closing. Notwithstanding the foregoing, if the Fowler Exchange Ratio at Closing is different from the Fowler Exchange Ratio at the PIK Exchange Time, the number of Contribution Shares to be issued under this Section 1(b) shall be reduced or increased such that the number of shares of Holdco Class A Common Stock that each Investor and its Affiliates hold immediately following the Closing is the same as what it would have held if the Fowler PIK Exchange had been made applying the Fowler Exchange Ratio in effect as of the Closing.

(c) Subject to the terms and conditions of this Agreement and the satisfaction or waiver of the conditions set forth in Section 8.01 of the Merger Agreement, each Investor agrees (on behalf of itself and its Affiliates) to contribute the Term Loan Amount to Holdco and Holdco agrees to issue to each Investor and its Affiliates (in such allocations as specified by each Investor) such number of Mandatory Convertible Preferred Shares having an aggregate liquidation preference equal to each Investor’s Term Loan Amount, with such contribution and issuance relating to the Term Loan Amount being effective immediately prior to the Effective Time.

2. Meeting of Fowler Stockholders.

(a) Notwithstanding anything to the contrary in the Merger Agreement, Fowler shall not fix a Record Date that occurs less than three (3) business days following the satisfaction or, solely with the prior written consent of both Investors, waiver by Fowler, of each of the closing conditions set forth in Sections 8.01(e) and 8.01(f) of the Merger Agreement.

3. Representations and Warranties of the Investors. Each Investor represents and warrants severally, and not jointly, to Fowler and Holdco that:

(a) It or its Affiliates (i) is the sole record and beneficial owner of such Investor’s Exchange Notes and (ii) has good and valid title to such Investor’s Exchange Notes, free and clear of any Liens. Upon delivery of the Exchange Notes by such Investor as contemplated by Section 1, such Investor will transfer to Fowler good and valid title to such Investor’s Exchange Notes, free and clear of any Liens.

(b) It or its Affiliates (i) is the sole record and beneficial owner of such Investor’s Contribution Notes free and clear of any Liens and (ii) is the registered holder of indebtedness to such Investor’s Term Loan Amounts. Upon delivery of the Contribution Notes as contemplated by Section 1(b), such Investor will transfer to Holdco good and valid title to such Investor’s Contribution Notes, free and clear of any Liens.

(c) (i) The execution, delivery and performance by such Investor of this Agreement will not (i) violate any order, judgment or decree applicable to such Investor or any of its Affiliates or (ii) conflict with, or result in a breach or default under, any agreement or instrument to which such Investor or any of its Affiliates is a party or any term or condition of its limited liability company agreement, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Investor’s ability to satisfy its obligations hereunder.

(d) Such Investor is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Investor has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Investor and (assuming due authorization, execution and delivery by Fowler, Holdco and such other Investor) constitutes a valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at Applicable Law), and no other action is necessary to authorize the execution and delivery by such Investor or the performance of such Investor’s obligations hereunder.

4. Representations and Warranties of Fowler. Fowler represents and warrants to each Investor that:

(a) The Exchange Shares will have been duly authorized prior to the PIK Exchange Time and, when so issued, will have been validly issued, fully-paid, free and clear of any and all Encumbrances.

(b) The execution, delivery and performance by Fowler of this Agreement will not (i) violate any order, judgment or decree applicable to Fowler or any of its Affiliates or (ii) conflict with, or result in a breach or default under, any agreement or instrument to which Fowler or any of its Affiliates is a party or any term or condition of its Organizational Documents, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Fowler’s ability to satisfy its obligations hereunder.

(c) Fowler is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Fowler has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Fowler and (assuming due authorization, execution and delivery by Holdco and the Investors) constitutes a valid and binding agreement of Fowler, enforceable against Fowler in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at Applicable Law), and no other action is necessary to authorize the execution and delivery by Fowler or the performance of Fowler’s obligations hereunder.

5. Representations and Warranties of Holdco. Holdco represents and warrants to each Investor that:

(a) The Contribution Shares and the Mandatory Convertible Preferred Shares will have been duly authorized prior to the Contribution Time and, when so issued, will have been validly issued, fully-paid, free and clear of any and all Encumbrances.

(b) The execution, delivery and performance by Holdco of this Agreement will not (i) violate any order, judgment or decree applicable to Holdco or any of its Affiliates or (ii) conflict with, or result in a breach or default under, any agreement or instrument to which Holdco or any of its Affiliates is a party or any term or condition of its Organizational Documents, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Holdco’s ability to satisfy its obligations hereunder.

(c) Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdco has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Holdco and (assuming due authorization, execution and delivery by Fowler and the Investors) constitutes a valid and binding agreement of Holdco, enforceable against Holdco in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at Applicable Law), and no other action is necessary to authorize the execution and delivery by Holdco or the performance of Holdco’s obligations hereunder.

6. Termination of Agreement. This Agreement shall terminate at the earlier of (a) the date the Merger Agreement is validly terminated in accordance with its terms or (b) the Effective Time. The termination of this Agreement shall not relieve (i) any party hereto from any liability of such party to any other party incurred prior to such termination or (ii) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement.

7. Notices. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if being delivered by hand or sent by email (providing confirmation of receipt), (b) five (5) Business Days after being mailed certified return receipt requested with postage paid, (c) one (1) Business Day after being couriered by overnight receipted courier service or (d) on the date of rejection or refusal of any attempted delivery by one of the preceding methods (or such other address as it may from time to time designate in writing). Any notice provided pursuant to this Section 7 shall be delivered at the addresses below.

Notices to Fowler or Holdco:

Forbes Energy Services Ltd.

3000 South Business Highway 281

Alice, Texas 78332

Attention: John E. Crisp

Email: jecrisp@forbesenergyservices.com

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Warren de Wied

E-mail: Warren.de.Wied@friedfrank.com

Notices to Ascribe:

Ascribe Capital LLC

299 Park Avenue, 34th Floor

New York, NY 10171

Attention: Lawrence First

E-mail: lfirst@ascribecap.com

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Brian E. Hamilton

E-mail: hamiltonb@sullcrom.com

Notices to Solace:

Solace Capital Partners, L.P.

11111 Santa Monica Boulevard, Suite 1275

Los Angeles, CA 90025

Attention: Xavier Corzo

E-mail: XCorzo@solacecap.com

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Brian E. Hamilton

E-mail: hamiltonb@sullcrom.com

Notices shall be deemed to have been given hereunder when so delivered or mailed.

8. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

9. Entire Agreement. This Agreement, the Merger Agreement (including the exhibits and schedules thereto), the Stockholders and Registration Rights Agreement, the Voting Agreements and any other documents delivered by the parties in connection with the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

10. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

11. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

12. Third Party Beneficiaries. Spieth and NAM are third party beneficiaries of this Agreement, subject to the limitations set forth in Section 13. Fowler, Holdco, Ascribe and Solace acknowledge that each of Spieth and NAM has specifically relied on this Agreement in determining to enter into the Merger Agreement. This Agreement may only be enforced against Fowler, Holdco, Ascribe and Solace by Spieth or NAM pursuant to Section 13, and for no other purpose.

13. Enforcement or Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, the parties acknowledge and agree that Spieth and NAM shall be entitled to specific performance of the parties obligations pursuant to this Agreement, and in connection with such specific performance, Spieth and NAM shall not be obligated to establish proof of actual damages or irreparable harm or be obligated to secure or post any bond in connection with such equitable relief.

14. Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

15. Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

16. Consent to Jurisdiction and Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than the Delaware Court of Chancery or any federal court sitting in the State of Delaware.

17. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

18. Recitals. The recitals to this Agreements are an integral part of this Agreement and shall be deemed to be a part of the text of this Agreement as if fully set forth herein.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Exchange and Contribution Agreement as of the date first written above.

FORBES ENERGY SERVICES LTD.

By:

Name:	John E. Crisp
Title:	Chief Executive Officer

SPIETH NEWCO, INC.

By:

Name:	John E. Crisp
Title:	President

[Signature Page to Exchange and Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Exchange and Contribution Agreement as of the date first written above.

ASCRIBE CAPITAL LLC:

By:
Name:	Lawrence First
Title:	Managing Director

[Signature Page to Exchange and Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Exchange and Contribution Agreement as of the date first written above.

SOLACE CAPITAL PARTNERS, L.P.:

By:
Name:	Brett Wyard
Title	Authorized Signatory

[Signature Page to Exchange and Contribution Agreement]

ANNEX A

Mandatory Convertible Preferred Shares Term Sheet